EXHIBIT 10(m)

                       THE DOW CHEMICAL COMPANY
         EXECUTIVE SPLIT DOLLAR LIFE INSURANCE PLAN AGREEMENT
           ________________________________________________
This amended and restated agreement is made this 19th day of December, 1994, by and between THE DOW CHEMICAL COMPANY, a Delaware corporation having its principal place of business in Midland, Michigan (the "Corporation"), and _______________________________(the "Executive").
                              WITNESSETH
WHEREAS, the Executive is a valued employee of the Corporation who has attained the threshold job level for this plan; and WHEREAS, the Corporation wishes to assist the Executive with his or her personal life insurance program in recognition of the Executive's ongoing valuable contribution to the business success of the Corporation; and WHEREAS, the Executive is the owner of an insurance policy on his or her life, including all supplemental riders or endorsements to such insurance policy, which policy the Executive and Corporation wish to make subject to a life insurance plan pursuant to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the Corporation and Executive agree as follows:
                               ARTICLE I
                          OWNERSHIP OF POLICY

1.1  Executive as Owner.
The Executive (or the Trustee of a Trust, or other third party owner) shall be the owner of the policy (including all supplemental riders or endorsements) (the "Policy") and may exercise all ownership rights granted to the owner by the terms of the Policy, except as may otherwise be provided in this Agreement. When the Trustee of a Trust, or other third party owner is owner, the word Trustee or Owner shall be substituted for the word Executive throughout this Agreement where appropriate. The Executive and the Corporation agree that the Policy shall be subject to the terms and conditions of this Agreement.

1.2  Assignment.
The Executive agrees to execute an assignment (the "Assignment") to the Corporation to secure the Corporation's rights under this Agreement, in the form required by or acceptable to the issuer of the Policy, Metropolitan Life Insurance Company (the "Issuer"), a copy of which is attached. The Assignment shall set forth the rights of the Corporation in and with respect to the Policy pursuant to the terms and conditions of this Agreement. The Executive and the Corporation agree to be bound by the terms of the Assignment.

1.3  Corporation's Rights.
The Corporation's Rights with respect to the Policy shall be limited to the following:
  (a) The right to obtain one or more loans or advances against the cash surrender value of the Policy; however, such loans shall be limited to the amount set forth in Section 4.3 below (the "Corporate Interest");
  (b) The sole right to pledge or assign the Corporate Interest as security for loans or advances;
  (c) The right to fully or partially surrender the Policy upon termination of the Agreement;
  (d) The sole right to realize up to the Corporate Interest in the cash surrender value of the Policy on the full or partial surrender of the Policy;
  (e) The right to exercise all non-forfeiture or lapse option rights permitted by the terms of the Policy;
  (f)     The right to realize the proceeds of the Policy as set forth in
          Section 3.2 below (the "Corporation's Death Benefit Portion") upon the Executive's death; and
  (g)     The right to release the Assignment upon receipt of the Corporate
          Interest.

1.4  Executive's Rights.
The Executive shall retain all other rights as owner of the Policy, including, but not limited to, the following:

  (a) The right to designate and to change the beneficiary or beneficiaries on the portion of the proceeds of the Policy payable to the Executive's beneficiary pursuant to subsection 3.1 below (the "Executive's Death Benefit Portion") upon the Executive's death;
  (b) The right to elect any optional form of settlement available with respect to the Executive's Death Benefit Portion; and
  (c) The right to assign the Executive's rights in and with respect to the Policy, including the right to assign ownership of the Policy to a third party.

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                              ARTICLE II
                          INSURANCE PREMIUMS

2.1  Amount of Premium
For purposes of this Agreement, the term "premium" shall mean the yearly premium necessary to provide a life insurance benefit at least equal to the Executive's Death Benefit Portion (as defined in Section 3.1). "Premium" shall also include all costs associated with all supplemental riders and endorsements to the Policy. The premium shall be apportioned into two parts known as the "Executive's Portion" and the "Corporation's Portion."

2.2  Payment of Premium
The Corporation shall pay the Premium (with respect to the Executive's Portion, on behalf of the Executive) on or before the due date of each Premium payment, and in any event, not later than the grace period under the Policy for the Premium payment. If the Corporation fails to make any premium payment within 20 days after it is due, the Executive may make the Premium payment, in which case the Corporation shall reimburse the Executive for such payment within ten days.

The Executive's Portion of the Premium shall be equal to the greater of:
  (a) an amount equal to his annual salary as of July 1, or if retired, his final annual salary, divided by 1000, multiplied by the appropriate rate on the Executive Split Dollar Life Insurance Premium Schedule then in effect (see attached Schedule A); or
  (b) the amount of taxable income on the amount of the annual cost of pure protection on the life of the Executive under the Policy for the ensuing policy year calculated by using the lower of the PS-58 rates or the applicable rates published by the Issuer of the Policy.

The Corporation shall deduct the Executive's Portion of the Premium from the Executive's salary by payroll deduction.

This is a U.S. dollar based program with premiums and benefits payable in U.S. dollars. For the purposes of this program, the initial coverage level for participants on a non-U.S. dollar payroll will be determined by taking the salary in effect on July 1 of the Agreement year and applying the intercompany exchange rate for the month of July. Any annual salary increase for participants on a non-U.S. dollar payroll will be determined by using the average increase of a U.S. peer.

                              ARTICLE III
                    RIGHTS UPON DEATH OF EXECUTIVE

3.1  Executive's Death Benefit Portion
Subject to the provisions of the Policy, upon the death of the Executive, the Executive's designated beneficiary or beneficiaries shall be entitled to receive the Executive's Death Benefit Portion. Prior to retirement, the Executive's Death Benefit Portion will be an amount equal to two (2) times the Executive's annual salary in effect on July 1 prior to the last plan anniversary. After retirement, the Executive's Death Benefit Portion will be an amount equal to two (2) times the Executive's annual salary at retirement or, where applicable, as stated in the Executive's Deceleration Agreement.

3.2  Corporation's Death Benefit Portion
Subject to the provisions of the Policy, upon the death of the Executive, the Corporation shall be entitled to receive an amount equal to the Corporation's Death Benefit Portion. The Corporation's Death Benefit Portion shall be an amount equal to the remaining net death benefit under the Policy after paying the Executive's Death Benefit Portion.

3.3  Beneficiary Designation
The Executive and the Corporation agree to conform the beneficiary designation of the Policy to the provisions of this Agreement.
                              ARTICLE IV
                       TERMINATION OF AGREEMENT

4.1  Termination Defined
This Agreement shall automatically terminate upon the occurrence of any of the following events:

  (a)     The bankruptcy, receivership or dissolution of the Corporation.
  (b) The Executive's retirement from the Corporation; provided, however, if the retirement occurs within ten years after the date the Policy was issued or before the policy can be endowed at age 95 (as described in Article 4.2) without creating a Modified Endowment Contract (MEC) as described in Section 7702A of the Internal Revenue Code of 1986 (Code) or before an amount equal to the Corporate Interest can be withdrawn from the policy without attracting tax under the Code Section 7702 (f)(7), the following applies;

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     (i)    If the Executive waives all post-retirement life insurance benefits from the Corporation, The Executive's retirement shall be the termination event.
     (ii) If the Executive does not waive all post-retirement life insurance benefits from the Corporation, the termination event shall be the latest of the tenth anniversary of the date the Policy was issued or the Policy anniversary following the final premium payment, with level premium payments made to endow the Policy at age 95 (as described in Section 4.2) at the earliest possible date without creating a MEC or the Policy anniversary following the final premium payment before an amount equal to the Corporate Interest can be withdrawn from the Policy without attracting tax under Code Section 7702(f)(7).
  (c) The termination of employment of the Executive with the Corporation (other than by reasons of death or retirement).
  (d) The mutual written agreement of the Executive and the Corporation.
  (e) The Corporation terminates the Agreement with regard to the Executive for any reason; provided however, the Corporation shall not have the right to terminate the Agreement with regard to the Executive during any period that a change of control of the Corporation (as defined in Section 5.3) is being contemplated, negotiated or effected, except as provided in
          Section 5.2.

For purposes of this Section, the term "retirement" means a termination of employment with the Corporation after satisfying the requirements for an early or normal retirement benefit. Also, if the Executive is receiving long-term disability benefits under a plan sponsored by the Corporation, the Executive shall not be deemed to have terminated employment with the Corporation.

4.2  Rights Upon Termination
Upon termination of the Agreement pursuant to Section 4.1 (c), the Executive shall pay to the Corporation the Corporate Interest determined pursuant to Section 4.3. Upon termination of this Agreement pursuant to
Section 4.1 (a), (b), (d), or (e), the Executive shall pay to the Corporation all amounts in excess of the amount required to endow the Policy at the Executive's age of 95 assuming the Policy's then current face amount, interest rate and mortality cost assumptions as of the date of termination of employment and that the Executive will pay $l.62 per month per thousand of 50% of the face amount until age 95. Upon receipt of such amount from the Executive, the Corporation shall take all steps necessary to release the Assignment so that the Executive (or his assignee as owner of the Policy) shall own the Policy free of all encumbrances in favor of the Corporation required by this Agreement. The Executive (or his assignee) may then take any action with regard to the Policy that is available under the terms of the Policy to the Policy's owner.

4.3  Corporate Interest
For purposes of this Agreement, the term "Corporate Interest" means an amount payable from the cash surrender value of the Policy equal to the amount of all premiums paid and expected to be paid by both parties assuming that the Agreement will be terminated upon the retirement of the Executive or as described in Section 4.1(b)(ii) minus the sum of any indebtedness described in Section 1.3(a) and the surrender charges, if any, imposed by the Issuer. In no event shall the Corporate Interest exceed the amount of the Policy's cash surrender value.

The Corporate Interest shall be paid by the Executive as specified in
Section 4.2 above, or by the Issuer upon surrender of the Policy.

                               ARTICLE V
                           CHANGE OF CONTROL

5.1  Article Supersedes Other Provisions
Notwithstanding any other provision of this Agreement, the provisions in this Article shall apply if the Corporation has change in control, as defined in Section 5.3.

5.2  Effect of Change in Control
No later than 60 days after a change in control of the Corporation, this Agreement shall terminate and the Corporation shall abandon its rights to the Corporate Interest.

5.3  Definition of Change in Control
For purposes of the Agreement, a "change in control" of the Corporation occurs when:

  (a) Any person, partnership, corporation, trust or similar entity or group acquires or controls more than 20% of the voting securities of the Corporation in a transaction or series of transactions; or

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  (b)     At any time during any two-year period a majority of the Board of
          Directors of the Corporation is not comprised of individuals who were members of the Board of Directors at the beginning of the two-year period.

For purposes of this definition, the term "group" shall mean any person who acts in concert within the meaning of Section 14(d)(2) of the Securities Exchange Act of 1934, as amended.

                              ARTICLE VI
                       ADMINISTRATIVE PROVISION

6.1  No Other Life Insurance Provided by Corporation
The Corporation shall have no obligation to provide the Executive with life insurance benefits, either during employment by the Corporation or after retirement, other than pursuant to this Agreement.

6.2  Issuer's Responsibility
Except with regard to Section 6.12, no provision of this Agreement shall in any way change the obligations of the Issuer as expressly provided in the Policy, except as the Agreement may become a part of the Policy by the Issuer's acceptance of the Assignment.

6.3  Amendment
This Agreement may be amended only by a written agreement signed by both the Executive and a duly authorized representative of the Corporation.

6.4  Notice
Any and all notices required to be given under the terms of the Agreement shall be given in writing and signed by the appropriate party, and shall be sent by certified mail, postage prepaid, to the appropriate address set forth below:

  (a)     To the Executive at:
          ________________________________________________________
          ________________________________________________________
          ________________________________________________________
          ________________________________________________________

  (b)     To the Corporation at:

          The Dow Chemical Company
          Global Compensation and Benefits Department
          2030 Dow Center
          Midland, MI  48674
          Attn:  Administrator, Executive Split Dollar Life Insurance

6.5  Heirs, Successors and Assigns
This Agreement shall be binding upon and shall inure to the benefit of the Executive, his or her successors, heirs and the executors or administrators of the Executive's estate, and to the Corporation and its successors. The Executive and the Corporation agree that either party may assign its interest under this Agreement upon the prior written consent of the other party, and any assignee shall be bound by the terms and conditions of this Agreement as if an original party to the Agreement.

6.6  Interpretation
This Agreement shall be governed by and construed in accordance with the Employee's Retirement Income Security Act (ERISA). In the event that ERISA does not preempt state law, the laws of the State of Michigan shall apply.

6.7  Terms
This Agreement shall be effective as of the date first above written, and shall continue until terminated as provided in Section 4.1 or until all covenants under the Agreement activated by the death of the Executive are fully carried out.

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6.8  Headings
Any headings or captions in the Agreement are for reference purposes only, and shall not change or affect the meaning of any provisions of this Agreement.

6.9  Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

6.10 Employment Rights
The existence of this Agreement shall not grant the Executive any legal right to continue as an employee of the Corporation nor affect the right of the Corporation to discharge the Executive.

6.11 Administrator
The administration of the Executive Split Dollar Life Insurance Plan (the "Plan") shall be under the supervision of the Corporation as the Plan Administrator ("Administrator"), except for the processing and approval of claims, which shall be under the direction of the Issuer (the "Claims Administrator"). The Administrator shall have full power to administer the Plan as set forth in this Agreement in all of its details, subject, however, to the requirements of ERISA or other applicable law. For this purpose, the Administrator's powers will include, but will not be limited to, the following discretionary authority:

  (a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
  (b) To have complete discretion to resolve any inconsistencies and interpret the Plan, its interpretation thereof in good faith to be final and conclusive, and its decisions shall be upheld absent any arbitrary and capricious action on its part;
  (c)     To decide all questions concerning the Plan;
  (d) To determine the eligibility of any person to participate in the Plan;
  (e) To appoint such agents, counsel, accountants, consultants and actuaries as may be required to assist in administering the Plan;
  (f) To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan. The procedures for such allocation, delegation or designation are:

     (i) The Administrator shall review the qualifications of the candidates for allocation, delegation or designation of fiduciary responsibility to determine whether such candidate(s) is capable and qualified to perform the subject fiduciary responsibilities;
     (ii) If the Administrator determines that Section 6.11(f)(i) has been met, then the Administrator shall set forth the services the Administrator expects the candidate to perform in writing and require the candidate to agree in writing to provide such services. Further, the Administrator shall require such candidate to acknowledge in writing that it will comply with the standards required of fiduciaries under ERISA.

6.12 Claims Appeal Procedure
The Claims Administrator is authorized to review claims, compute the amounts of benefits which will be payable under the Plan, conclusively determine beneficiaries, and authorize payment of benefits. The review of a claim appealed by an Executive and final decision on a claim for benefits under the Plan shall be made in accordance with the procedures set forth in this Section 6.12 of this Agreement. The Claims Administrator (and not the Plan Administrator) shall be the "named fiduciary" of the Plan with regard to any review and final decision on a claim for benefits under this Plan. The Claims Administrator shall be entitled to use its discretion in good faith in reviewing claims submitted under this Plan, and its decisions shall be upheld absent any arbitrary and capricious action on the part of the Claims Administrator.

Any controversy arising out of a claim for benefits shall be filed with the Claims Administrator, which shall make all determinations concerning the claim. Any decision by the Claims Administrator denying the claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 6.4. The decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Agreement shall be cited and, where appropriate, an explanation as to how the Executive can perfect the claim will be provided. This notice of denial of benefits shall be provided within 90 days of the Claims Administrator's receipt of the Executive's claim for benefits. If the Claims Administrator fails to notify the Executive of its decision regarding his claim within the 90 day period, the claim shall be considered denied, and the Executive shall then be permitted to proceed with his appeal as provided in this Section.

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An Executive who has been completely or partially denied a benefit shall be entitled to appeal this denial of his claim by filing a written statement of his position with the Claims Administrator no later than 60 days after receipt of the written notification of the claim denial. The Claims Administrator shall schedule an opportunity for a full and fair review of the issue within 30 days after receipt of the appeal.

Following its review of any additional information submitted by the Executive, either through the hearing process or otherwise, the Claims Administrator shall render a decision on its review of the denied claim in the following manner:

  (a) The Claims Administrator shall make its decision regarding the merits of the denied claim within 60 day following its receipt of the request for review (or within 120 days after receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Claims Administrator shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the Executive prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.
  (b) The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Agreement provisions on which the decision is based.

6.13 Reliance on Tables, Etc.
The Administrator is entitled to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by any accountant, counsel or other expert who is employed or engaged by the Administrator.

6.14 Gender
All pronouns or adjectives in the masculine gender in this Agreement include the female gender, and the singular includes the plural, unless the context clearly indicates otherwise.


IN WITNESS OF WHICH, the Corporation and Executive (and Trustee if Trust is to be Owner, or third party owner) have duly executed this Agreement.

                       THE DOW CHEMICAL COMPANY


X_____________________________________________
   The Dow Chemical Company, Chief Executive Office


X_______________________________________
   Executive


Name of Trustee if Trust is to be Owner, or third party owner(s)


                              SCHEDULE A
        Executive Split-Dollar Life Insurance Premium Schedule


              Monthly Contribution per $1,000 of Coverage       Rate
              -------------------------------------------       ----

                   Less than 30 years of age                    $0.06
                   30-34 years of age                           $0.06
                   35-39 years of age                           $0.08
                   40-44 years of age                           $0.12
                   45-49 years of age                           $0.18
                   50-54 years of age                           $0.28
                   55-59 years of age                           $0.40
                   60-64 years of age                           $0.45
                   65 years of age and older                    $1.62

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